Libbey Inc. 300 Madison Ave Toledo, OH 43604

NEWS RELEASE

CORPORATE CONTACTS:	INVESTOR INQUIRIES:
Joe Huhn, Vice President, Investor Relations	Chris Hodges or Sam Gibbons
(419) 325-2205	Alpha IR Group
jhuhn@libbey.com	(312) 445-2870
LBY@alpha-ir.com
Jamie Burt, Media
(419) 325-2672
jburt@libbey.com

FOR IMMEDIATE RELEASE
MONDAY, MAY 21, 2018

LIBBEY SUSPENDS QUARTERLY CASH DIVIDEND TO FURTHER PRIORITIZE DEBT REDUCTION AND STRATEGIC INVESTMENTS; REAFFIRMS 2018 GUIDANCE

TOLEDO, Ohio, May 21, 2018 - Libbey Inc. (NYSE American: LBY) announced that its Board of Directors has determined to suspend the Company’s quarterly dividend in order to increase focus on debt reduction and continued investment in strategic initiatives.

“We are encouraged by the momentum that the company has demonstrated in the past two quarters as we continue to make progress on key initiatives to improve our performance, and we remain committed to our 2018 guidance. The Board has been studying this issue for some time and based on their analysis, and numerous conversations with current and prospective investors, have taken this action. We expect this will further strengthen our balance sheet and enable us to continue to invest in strategic initiatives,” said William Foley, Chairman and CEO of Libbey Inc.

In 2017, Libbey Inc. paid $10.4 million in cash dividends, while reducing net borrowings by $23.5 million largely through use of cash on hand. “We are modifying our capital allocation strategy to assign greater priority to debt reduction and continued investments in strategic initiatives that will improve our ability to increase long term shareholder returns,” added Jim Burmeister, CFO of Libbey Inc.

About Libbey Inc.

Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Masters Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2017, Libbey Inc.'s net sales totaled $781.8 million. Additional information is available at www.libbey.com.

Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 1, 2018. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; major slowdowns or changes in trends in the retail, travel, restaurant and bar or entertainment industries that impact demand for our products; inability to meet the demand for new products; material restructuring charges related to involuntary employee terminations, facility abandonments, or other various restructuring activities; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; the failure of our investments in e-commerce, new technology and other capital expenditures to yield expected returns; failure to prevent unauthorized access, security breaches and cyber attacks to our information technology systems; compliance with, or the failure to comply with, legal requirements relating to health, safety and environmental protection; our failure to protect our intellectual property; and the inability to effectively integrate future business we acquire or joint ventures into which we enter. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.